Exhibit 99.2

News Release

Contact:	Constance C. Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

METABASIS THERAPEUTICS ANNOUNCES THIRD QUARTER 2006 RESULTS AND
PROGRESS ON CLINICAL TRIALS

SAN DIEGO, CA — November 2, 2006 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases, today announced financial results for the third quarter and nine months ended September 30, 2006 and commented on third quarter progress on its product candidates and research compounds.  Revenue for the third quarter of 2006 was $1.1 million compared to $1.4 million for the third quarter of 2005.  The $300,000 decrease in revenue for the third quarter of 2006 as compared to the third quarter of 2005 was primarily due to a decrease in sponsored research and license fees from the Company’s hepatitis C (HCV) disease collaboration with Merck & Co., Inc., which was completed in the fourth quarter of 2005.

Research and development expenses for the third quarter of 2006 increased to $8.2 million from $5.4 million in the third quarter of 2005. The increases were due mainly to preclinical and clinical trial costs for the three product candidates Metabasis is developing internally - MB07133, MB07803 and MB07811. Other components of the increase were the hiring of personnel, increased cost of new facilities, as well as increased stock-based compensation expense due to the implementation of Statement of Financial Accounting Standards (SFAS) No. 123R.

General and administrative expenses increased to $2.3 million for the third quarter of 2006 from $1.3 million for the third quarter of 2005. The increases were due to the addition of personnel, increases in professional services due to the implementation of the requirements of Section 404 of the Sarbanes Oxley Act, and the aforementioned stock-based compensation expense.

Compensation expense related to the implementation of SFAS No. 123R included in research and development and general and administrative expenses during the third quarter of 2006 was $657,000 and $529,000 respectively. Net loss for the third quarter of 2006 was $8.4 million, or $0.28 per share, compared to a net loss of $5.1 million or $0.28 per share for the third quarter of 2005.

Revenue for the nine months ended September 30, 2006 was $3.0 million compared to $2.4 million for the nine months ended September 30, 2005. The $600,000 increase in revenue was mainly attributable to sponsored research and license fees from the Company’s AMPK collaboration, its second collaboration with Merck, which began in June 2005.  Research and development expenses for the nine months ended September 30, 2006 were $22.8 million as compared to $16.0 million for the prior year period, while general and administrative expenses were $6.3 million compared to $4.1 million.  The increases in research and development and general and administrative expenses for the nine month period in 2006 were attributable to the same expense increase trends noted in the third quarter comparison.

The total incremental stock-based compensation expense Metabasis incurred due to the adoption of SFAS No. 123R was $1.4 million, or $0.05 per share, for the nine months ended September 30, 2006 . Net loss for the nine months ended September 30, 2006 was $23.5 million, or $0.82 per share, compared to a net loss of $17.1 million, or $0.95 per share, for the prior year period.

As of September 30, 2006, Metabasis had $83.2 million in cash, cash equivalents and securities available-for-sale compared to $66.9 million as of December 31, 2005, an increase of $16.3 million.  The increase is primarily attributable to the completion of a registered direct stock offering in March 2006 in which the Company raised approximately $40.0 million in gross proceeds, offset partially by the use of cash to meet operating requirements.

“Progress continued on each of our clinical stage programs this quarter and the Company is in a good position to deliver on a series of significant milestones over the next 6 to 18 months,” commented Dr. Paul Laikind, president and chief executive officer. “With respect to our metabolic disease product candidates, the clinical evaluation of CS-917, our novel product candidate for the treatment of type 2 diabetes, continues in the important Phase 2b clinical trial being conducted by our partner Daiichi Sankyo.  They appear to be on target to have initial results of the trial in the first half of 2007.   Our second Phase 1 clinical trial for our second generation product candidate for treating type 2 diabetes, MB07803, is on track to be completed around the end of the year, with a Phase 2 trial expected to start early in 2007. And last month, we initiated the first Phase 1 trial for MB07811, a novel product candidate for the treatment of elevated cholesterol and our fifth internally discovered product candidate to enter the clinic.”

“With respect to our liver disease product candidates, we are completing the last dose cohort in the Phase 1/2 clinical trial with MB07133, our product candidate for the treatment of primary liver cancer,” continued Dr. Laikind. “Our goal remains to initiate a randomized, controlled clinical trial of this product candidate after holding discussions with the FDA, which are expected to take place early in 2007.  And, finally, we are continuing to work with our partner Valeant Pharmaceuticals International to advance pradefovir, our HepDirect® product candidate for hepatitis B.  As previously reported by Valeant, due to a restructuring of their business announced earlier this year, they have chosen to divest certain of their product candidates including pradefovir.  In this regard, we are involved with Valeant in active discussions to engage a strong partner to continue development and potentially commercialize pradefovir.”

Dr. Laikind added, “In addition to the clinical progress, we continue to seek other opportunities to leverage our technologies and expertise and drive further value for shareholders.  Merck & Co., Inc. is evaluating compounds discovered during our collaboration with them in which we applied our HepDirect liver-targeting technology to certain HCV compounds in Merck’s pipeline.  Under a separate agreement, we are collaborating with Merck on an AMPK project.   In addition, we recently announced a collaboration with Idenix Pharmaceuticals, Inc. to apply our HepDirect technology to certain of their nucleosides with the goal of developing an important new treatment for HCV.”

Conference Call:

The Metabasis management team will host a conference call and live web cast to discuss third quarter 2006 financial results and other achievements at 1:30 p.m.  Pacific Time (4:30 p.m. Eastern Time) today, November 2, 2006.  Individuals interested in participating in the call may do so by dialing 800-510-0178 for domestic callers and 617-614-3450 for international callers.   Please specify to the operator that you would like to join the “Metabasis Third Quarter 2006 Financial Results Conference Call.”  The conference call will be web cast live on the Metabasis website at www.mbasis.com, under the Investors section, and will be archived there for 30 days following the call.  Please connect to Metabasis’ website several minutes prior to the start of the call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases. The Company has established a pipeline that includes clinical stage and preclinical product candidates targeting major diseases with significant unmet medical needs. Targeted diseases include metabolic diseases such as diabetes, hyperlipidemia and obesity as well as liver diseases such as hepatitis and primary liver cancer. Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ and HepDirect® technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives; the initiation, progress and completion of clinical trials for Metabasis’ product candidates, including the expected timelines for the initiation of clinical trials for, CS-917, MB07803, MB07133 and MB07811; the identification of a partner to complete development and potential commercialization of pradefovir, CS-917, MB07803 and MB07133; and the progress of the Company’s collaborations with Merck and Idenix.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates, among other things; the risk that any future sub-license of pradefovir will not occur on favorable terms to Metabasis, if at all; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and in Metabasis’ other filings with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.